UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2025

Dogecoin Cash, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	000-53571	20-1898270
(State or other Jurisdiction of Incorporation or organization)	(Commission File Number)	(IRS Employer I.D. No.)

355 West Mesquite Blvd C70

Mesquite, Nevada 89027

Phone: (702) 762-3123

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
None

Item 8.01 – Other Events

Dogecoin Cash, Inc. (OTC: CBDS) received confirmation from the Financial Industry Regulatory Authority (FINRA) that its previously announced stock dividend, payable in a separate equity security, has been published on the FINRA Daily List today with a payable date of May 9, 2025.

As previously disclosed in public announcements, the dividend consists of a distribution of a new class of preferred stock to shareholders of record. For every 1,000 shares of common stock held on November 25, 2024, shareholders will receive one (1) share of unrestricted preferred stock of the issuer.

This preferred stock, designated as Series A Preferred pursuant to a Certificate of Designation filed with the Nevada Secretary of State on November 13, 2024, carries the right to receive, if and when declared by the Board of Directors, one (1) share of common stock annually per preferred share, provided the holder is of record as of November 25 of the applicable year. The stock is not convertible but may be redeemed at the Company’s discretion on or before October 25, 2034, at a rate of ten (10) shares of common stock for each preferred share.

The symbol for Dogecoin Cash, Inc. common stock will remain CBDS until a new symbol is applied for. A trading symbol for the preferred shares has not yet been assigned. FINRA has indicated that no ex-dividend date will be established for this event.

Fractional shares will be rounded up to one whole share.

For further questions related to this corporate action, market participants may contact OTC Corporate Actions.

OTC Corporate Actions
Phone: (866) 776-0800, Option 3
Email: otccorpactions@finra.org

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOGECOIN CASH, INC.
By: /s/ David M. Tobias
Name: David M. Tobias
Title: Chief Executive Officer

Date: May 6, 2025